EXHIBIT 16

December 1, 2003



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Ladies and Gentlemen:

We have read the Explanatory Note and Item 4 of Form 8-K/A dated October 14, 2003, of the Sprint Retirement Savings Plan for Bargaining Unit Employees and are in agreement with the statements contained in the Explanatory Note and the first, third and fourth paragraphs of Item 4 presented on pages 1 and 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

                              /s/ Ernst & Young LLP
                              Ernst & Young LLP